UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form F-10
REGISTRATION STATEMENT UNDER THE SECURITIES EXCHANGE ACT OF 1934
BARRICK GOLD CORPORATION

(Exact name of Registrant as specified in its charter)
Ontario, Canada

(Province or other jurisdiction of incorporation or organization)
1041

(Primary Standard Industrial Classification Code Number (if applicable))
Not Applicable

(I.R.S. Employer Identification Number (if applicable))
BCE Place
161 Bay Street, Suite 3700
P.O. Box 212
Toronto, Canada M5J 2S1
(800) 720-7415

(Address and telephone number of Registrant’s principal executive offices)
Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after this Registration Statement becomes effective.
CT Corporation System
11 Eighth Avenue
New York, New York 10011
Telephone: (212) 894-8700

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

It is proposed that this filing shall become effective (check appropriate box)
A.	☑	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check the appropriate box below)
1.	☐	pursuant to Rule 467(b) on (___) at (___) (designate a time not sooner than 7 calendar days after filing).

2.	☐	pursuant to Rule 467(b) on (___) at (___) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (___).

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box ☐.

CALCULATION OF REGISTRATION FEE*

Title of each class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered(1)	unit (2)	price(2)	registration fees
Common Shares	303,021,050	US$19.615	US$7,834,361,306.65	US$922,104.33

(1) Represents the maximum number of shares of Common Shares of the Registrant estimated to be issuable upon consummation of the exchange offer based on 461,781,546, which is the number of Shares of Placer Dome Inc. (“Placer Dome”) outstanding on a fully diluted basis as of October 21, 2005, as publicly disclosed by Placer Dome. Pursuant to General Instruction II.G, the number of shares to be registered need not exceed the amount to be offered in the United States as part of the offering.
(2) The amount of the Fee has been calculated based on the market value of the outstanding common shares of Placer Dome as of November 8, 2005 of Cdn.$10,766,436,744.99 (US$9,058,082,403.65). Such value is calculated based upon (a) 461,781,546, which is the number of outstanding common shares of Placer Dome on a fully diluted basis on October 21, 2005, as publicly disclosed by Placer Dome, and (b) Cdn.$23.315 (US$19.615), which is the market value per common share of the Placer Dome common shares (based upon the average of the high and low prices reported for such common shares on the Toronto Stock Exchange as of November 8, 2005). For purposes of this calculation, the noon rate of exchange as reported by the Bank of Canada for one U.S. dollars expressed in Canadian dollars on November 8, 2005 is 1.1886.
     If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Item 1. Home Jurisdiction Document
     This registration statement on Form F-10 (the “Registration Statement”) is filed by Barrick Gold Corporation, an Ontario corporation (“Barrick” or the “Registrant”).
     This Registration Statement relates to the offer by Barrick to purchase (i) all issued and outstanding common shares (including those that are subject to CHESS Depositary Interests and International Depositary Receipts) of Placer Dome Inc. (“Placer Dome”), which includes common shares that may become outstanding after the date of the offer but before the expiry time of the offer upon conversion, exchange or exercise of options or convertible debentures or other securities of Placer Dome that are convertible into or exchangeable for common shares and (ii) the associated rights issued under the Shareholders Rights Plan of Placer Dome (collectively, the “Shares”), at a price of, on the basis of and at the election of the shareholder of Placer Dome:
     (a) US$20.50, in cash for each Share; or
     (b) 0.7518 of a Barrick common share and US$0.05 in cash for each Share in each case subject to proration.
     The information set forth in the Offer and Circular dated November 10, 2005 (the “Offer and Circular”) and in the Letter of Transmittal, including all schedules, exhibits and annexes thereto, is hereby expressly incorporated by reference in response to all items of information required to be included in, or covered by, this Registration Statement and is supplemented by the information specifically provided herein.
Item 3. Informational Legends
     The following legends appear in the Offer and Circular:
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
     The Offer is made for the securities of a Canadian issuer and by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Offer and Circular in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States.
     Shareholders in the United States should be aware that the disposition of Shares and the acquisition of Barrick Common Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Shareholders are encouraged to consult their tax advisors. See ''Canadian Federal Income Tax Considerations’’ in Section 22 of the Circular and ''U.S. Federal Income Tax Considerations’’ in Section 23 of the Circular.
     The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Barrick is incorporated under the laws of the Province of Ontario, Canada, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named herein may be residents of a foreign country and that all or a substantial portion of the assets of Barrick and said persons may be located outside the United States.

     THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
Item 4. Incorporation of Certain Information by Reference
     See “Documents Incorporated by Reference” in Section 11 of the Circular in the Offer and Circular.

PART II
INFORMATION NOT REQUIRED TO BE SENT TO SHAREHOLDERS
Indemnification
     Under the Business Corporations Act (Ontario), Barrick may indemnify a present or former director or officer or a person who acts or acted at Barrick’s request as a director or officer of another corporation of which Barrick is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of his or her being or having been a director or officer of Barrick or such other corporation on condition that (i) the director or officer acted honestly and in good faith with a view to the best interests of Barrick and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Further, Barrick may, with court approval, indemnify a person described above in respect of an action by or on behalf of Barrick to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of Barrick, against all costs, charges and expenses reasonably incurred by the parson in connection with such action if he or she fulfils conditions (i) and (ii) above. A director is entitled to indemnification from Barrick as a matter of right if he or she was substantially successful on the merits of his or her defence and fulfils the conditions (i) and (ii) above.
     In accordance with provisions of the Business Corporations Act (Ontario) described above, the by-laws of Barrick provide that Barrick shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Barrick’s request as a director or officer of a corporation of which Barrick is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Barrick or such other corporation if he or she acted honestly and in good faith with a view to the best interests of Barrick and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Exhibits
     The following documents are filed as exhibits to this Registration Statement:

Exhibit	Description
1.1	Offer and Circular, dated November 10, 2005 (filed herewith)

1.2	Letter of Transmittal (filed herewith)

1.3	Notice of Guaranteed Delivery (filed herewith)

2.1	Annual Information Form of Barrick, dated March 30, 2005, for the year ended December 31, 2004 (incorporated by reference to Barrick’s Form 40-F filed with the Commission on March 31, 2005)

2.2	Management Information Circular of Barrick dated March 14, 2005 prepared in connection with the

Exhibit	Description
annual meeting of shareholders of Barrick held on April 28, 2005 (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission by Barrick on March 25, 2005)

2.3	Comparative audited consolidated financial statements of Barrick and the notes thereto as at December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, together with the report of the auditors thereon (incorporated by reference to Exhibit 2 to Barrick’s Form F-40 filed with the Commission on March 31, 2005 and management’s discussion and analysis of financial results found at pages 25 through 73 of Barrick’s 2004 Annual Report, incorporated by reference to Exhibit 2 to Barrick’s Form 40-F filed with the Commission on March 31, 2005)

2.4	Comparative unaudited consolidated financial statements of Barrick and the notes thereto as at September 30, 2005 and for the nine months ended September 30, 2005 and 2004, together with management’s discussion and analysis of financial results (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission on October 31, 2005)

3.1	Material change report dated January 28, 2005 relating to the decision by the Peruvian tax authority, SUNAT, not to appeal the Tax Court’s decision in favour of Barrick regarding SUNAT’s tax assessment of the Pierina Mine for the 1999 and 2000 fiscal years (incorporated by reference to Exhibit 1 to Barrick’s Form 6-K furnished to the Commission on January 31, 2005)

3.2	Material change report dated November 9, 2005 relating to the Barrick’s intention to make the Offer, incorporated by reference to Exhibit 1 to Barrick’ Form 6-K furnished to the Commission by Barrick on November 10, 2005

3.3	Material document November 9, 2005, relating to Barrick’ intention to make the Offer (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission by Barrick on November 10, 2005)

7.1	Consent of Davies Ward Phillips & Vineberg LLP regarding Canadian Federal Income Tax (filed herewith)

7.2	Consent of Davies Ward Phillips & Vineberg LLP regarding United States Federal Income Tax (filed herewith)

7.3	Consent of Greenwoods & Freehills PTY Limited regarding Australian Federal Income Tax (filed herewith)

7.4	Consent of PricewaterhouseCoopers LLP (filed herewith)

PART III
UNDERTAKINGS AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process
     (a) Currently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.
     (c) Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Barrick Gold Corporation, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on this 10th day of November, 2005.

BARRICK GOLD CORPORATION (Registrant)
By:	/s/ Sybil E. Veenman
Sybil E. Veenman
Vice President, Assistant General Counsel and Secretary

POWERS OF ATTORNEY
     Each person whose signature appears below constitutes and appoints each of Sybil E. Veenman and Gregory C. Wilkins as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated:

Signature	Title with Registrant	Date
/s/ Peter Munk Peter Munk	Chairman and Director	November 10, 2005
/s/ Gregory C. Wilkins Gregory C. Wilkins	President, Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2005
/s/ Jamie C. Sokalsky Jamie C. Sokalsky	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 10, 2005
/s/ Richard Ball Richard Ball	Vice President, Financial Reporting and Risk Analysis (Principal Accounting Officer)	November 10, 2005
/s/ C. William D. Birchall C. William D. Birchall	Vice Chairman and Director	November 10, 2005
/s/ Howard L. Beck Howard L. Beck	Director	November 10, 2005
/s/ Gustavo Cisneros Gustavo Cisneros	Director	November 10, 2005
/s/ Marshall A. Cohen Marshall A. Cohen	Director	November 10, 2005

Signature	Title with Registrant	Date
/s/ Peter A. Crossgrove Peter A. Crossgrove	Director	November 10, 2005
/s/ Peter C. Godsoe, O.C. Peter C. Godsoe, O.C.	Director	November 10, 2005
/s/ Angus A. MacNaughton Angus A. MacNaughton	Director	November 10, 2005
/s/ The Right Honourable Brian Mulroney The Right Honourable Brian Mulroney	Director	November 10, 2005
/s/ Anthony Munk Anthony Munk	Director	November 10, 2005
/s/ Joseph L. Rotman Joseph L. Rotman	Director	November 10, 2005
/s/ Steven J. Shapiro Steven J. Shapiro	Director	November 10, 2005

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned, solely in the capacity of the duly authorized representative of Barrick Gold Corporation in the United States, has signed this Registration Statement in the City of Toronto, Province of Ontario, Canada on this 10th day of November, 2005.

CT CORPORATION SYSTEM
By:	/s/ Michael Mitchell
Department Manager

BARRICK GOLD CORPORATION (Registrant)
By:	/s/ Sybil E. Veenman
Sybil E. Veenman
Vice President, Assistant General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
1.1	Offer and Circular, dated November 10, 2005 (filed herewith)

1.2	Letter of Transmittal (filed herewith)

1.3	Notice of Guaranteed Delivery (filed herewith)

2.1	Annual Information Form of Barrick, dated March 30, 2005, for the year ended December 31, 2004 (incorporated by reference to Barrick’s Form 40-F filed with the Commission on March 31, 2005)

2.2	Management Information Circular of Barrick dated March 14, 2005 prepared in connection with the annual meeting of shareholders of Barrick held on April 28, 2005 (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission on March 25, 2005)

2.3	Comparative audited consolidated financial statements of Barrick and the notes thereto as at December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, together with the report of the auditors thereon (incorporated by reference to Exhibit 2 to Barrick’s Form F-40 filed with the Commission on March 31, 2005) and management’s discussion and analysis of financial results found at pages 25 through 73 of Barrick’s 2004 Annual Report (incorporated by reference to Exhibit 2 to Barrick’s Form 40-F furnished to the Commission on March 31, 2005)

2.4	Comparative unaudited consolidated financial statements of Barrick and the notes thereto as at September 30, 2005 and for the nine months ended September 30, 2005 and 2004, together with management’s discussion and analysis of financial results, (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission on October 31, 2005)

3.1	Material change report dated January 28, 2005 relating to the decision by the Peruvian tax authority, SUNAT, not to appeal the Tax Court’s decision in favour of Barrick regarding SUNAT’s tax assessment of the Pierina Mine for the 1999 and 2000 fiscal years (incorporated by reference to Exhibit 1 to Barrick’s Form 6-K furnished to the Commission on January 31, 2005)

3.2	Material change report dated November 9, 2005 relating to the Offeror’s intention to make the Offer (incorporated by reference to Exhibit 1 to Barrick’s Form 6-K furnished to the Commission by Barrick on November 10, 2005)

3.3	Material Document dated November 9, 2005, containing the Bid Support and Purchase Agreement, dated October 30, 2005, between Barrick Gold Corporation and Goldcorp Inc., relating to Barrick’s Intention to make the Offer (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission on November 10, 2005).

7.1	Consent of Davies Ward Phillips & Vineberg LLP regarding Canadian Federal Income Tax (filed herewith)

7.2	Consent of Davies Ward Phillips & Vineberg LLP regarding United States Federal Income Tax (filed herewith)

7.3	Consent of Greenwoods & Freehills PTY Limited regarding Australian Federal Income Tax (filed herewith)

7.4	Consent of PricewaterhouseCoopers LLP (filed herewith)